Exhibit 99.1

Marchex, Inc.

Investor Relations

Trevor Caldwell, 206-331-3600

ir(at)marchex.com

Media Inquiries:

Marchex Corporate Communications

206-331-3434

pr(at)marchex.com

Marchex Appoints Gary Nafus as Chief Revenue Officer and Customer

Engagement Specialist Matthew Muilenburg as Senior Vice President to

Accelerate Mobile Advertising Analytics Leadership

SEATTLE (September 15, 2015) – Marchex (NASDAQ: MCHX), a mobile advertising analytics company, today announced the appointment of two new members to its executive leadership team. Kenshoo and Oracle veteran Gary Nafus has joined Marchex as Chief Revenue Officer. Matt Muilenburg, who most recently spearheaded international strategy and business development at CDK Global, has joined as Senior Vice President, Customer Evangelist.

Nafus has more than 15 years of enterprise-class software sales experience, and has led sales organizations for some of the world’s top enterprise software companies. Most recently, Nafus served as the Managing Director, Americas for Kenshoo, a leading marketing automation platform that manages more than $5 billion in annual advertising spend for global brands and agencies. Under his leadership, the company rapidly expanded its Fortune 500 client base, deepened its enterprise client relationships, and developed its presence in Latin America and Asia. Prior to Kenshoo, he was Vice President of Sales at Oracle Corporation where he was responsible for several vertical business units. Nafus has also held senior sales leadership roles at PeopleSoft and J.D. Edwards. At Marchex, Nafus will lead the company’s sales, business development and client engagement teams.

“Gary has a rare combination of experience that’s ideally suited to Marchex: proven enterprise technology sales leadership combined with advertising technology expertise,” said Peter Christothoulou, CEO at Marchex. “Gary’s skill in building enterprise-class sales and client engagement teams at scale will be instrumental to accelerating our global opportunity.”

“We’re at a critical moment in mobile advertising as enterprise marketers are in need of solutions that bring real-time visibility to the offline actions driven by mobile marketing”, said Gary Nafus, Chief Revenue Officer. “Marchex’s mobile analytics platform delivers the highest mobile performance for enterprise clients, and I am thrilled to join as CRO to help accelerate the delivery of solutions that transform mobile performance for clients worldwide.”

Muilenburg has more than 15 years of advertising technology strategy, solution design and client engagement experience. Prior to Marchex, Muilenburg served in a number of leadership roles across client development, marketing and product strategy functions at CDK Global, the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry. Muilenburg was instrumental in securing new, global relationships with top automotive manufacturers and delivering innovations that increased client success. A recognized expert in digital marketing, he is a frequent speaker at industry conferences on the future of digital marketing and advertising technology. At Marchex, Muilenburg will be responsible for developing strategies and executing programs designed to create and sustain relationships with global brands.

“Mobile has created enormous complexity for global brands,” said Matt Muilenburg, Senior Vice President, Customer Evangelist. “Our ability to truly listen to customer needs and deliver solutions that drive transparency of the customer journey and higher business performance is transformational to marketers.”

“Matt’s deep knowledge of digital advertising and expertise in translating customer needs into solutions to scale business with the world’s biggest brands will expand our capabilities and relationships worldwide,” said Christothoulou.

About Marchex

Marchex is a mobile advertising analytics company that connects online behavior to real-world, offline actions. By linking critical touchpoints in the customer journey, Marchex’s products enable a 360-degree view of marketing effectiveness. Brands and agencies utilize Marchex’s products to transform business performance.

Please visit www.marchex.com, blog.marchex.com or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the Company, its financial information, and its business.

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